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Exhibit 23.4

KEEFE, BRUYETTE & WOODS, INC.
SPECIALISTS IN BANKING AND FINANCIAL SERVICES
235 PINE STREET SUITE 1818 SAN FRANCISCO, CA 94104

TOLL FREE 1-877-520-8569	TELEPHONE 415-591-5020

        May 5, 2003

        We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Monterey Bay Bancorp, Inc. included as Annex B to the Proxy Statement forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.
By:	/s/ ALBERTO A. DE ALMEIDA, JR.
Name:	Alberto A. De Almeida, Jr.
Title:	Managing Director

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  Exhibit 23.4